EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in this Registration Statement on Form S-3 of Social Reality, Inc. of our report dated March 31, 2017, included in its Annual Report on Form 10-K for the year ended December 31, 2016 which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, and to all references to our firm under caption Experts appearing in this Registration Statement.

/s/ RBSM LLP

New York, New York

May 30, 2017